UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2007

SILICON GRAPHICS, INC.

(Exact name of registrant specified in its charter)

Delaware	001-10441	94-2789662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1140 East Arques Ave., Sunnyvale, California 94085

(Address of principal executive offices, including Zip Code)

Registrant’s telephone, including area code: (650) 960-1980

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On March 9, 2007, the board of directors of Silicon Graphics, Inc. (the “Company”) approved a bonus agreement (the “Agreement”) with Mr. Dennis McKenna, Chief Executive Officer and President of the Company. Pursuant to the Agreement, the Company will provide certain bonuses for Mr. McKenna in the 2007 fiscal year based on the Company’s earnings before interest, taxes, depreciation, amortization and restructuring costs (“EBITDAR”) and the Company’s revenue.

Under the Agreement, if the Company’s EBITDAR for the first and second quarter of fiscal year 2007 meets or exceeds the corporate plan, then the Company will pay McKenna a bonus in the amount of $250,000.00, which is payable to Mr. McKenna by the earlier of 30 days after the determination of such EBITDAR by the Company’s certified public accountants and March 15, 2007. If the Company’s combined revenue for the first and second quarters of the Company’s fiscal year 2007 meets or exceeds certain target (“Revenue Target”), then the Company will pay Mr. McKenna a bonus in the amount of $250,000.00. If the Company’s combined revenue for such period is below the Revenue Target but above a certain minimum threshold (“Minimum Threshold”), then Mr. McKenna will receive a portion of the bonus calculated pursuant to a formula based on such threshold. If the Company’s combined revenue for such period is below the Minimum Threshold, then no revenue-based bonus will be awarded to Mr. McKenna. If Mr. McKenna is entitled to any revenue-based bonus, such bonus is payable to Mr. McKenna by the earlier of 30 days after the determination of revenue by the Company’s certified public accountants and March 15, 2007. The Company has determined that the total amount of bonus payable to Mr. McKenna for the first two quarters in the 2007 fiscal year under the Agreement will be $465,121.80.

Any payment to Mr. McKenna under the Agreement is subject to the Company’s collection of all applicable, federal, state and local income and employment withholding taxes. A version of the Agreement will be filed with the Company’s quarterly report on Form 10-Q for the third quarter in the 2007 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS, INC.

Date:	March 15, 2007	By:	/s/ Barry Weinert
		Name:	Barry Weinert
		Title:	Vice President and General Counsel